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                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG
                          APACHE MEDICAL SYSTEMS, INC.

                                      AND

                             COGNIZANT CORPORATION

                                      AND

                 DUN & BRADSTREET HEALTHCARE INFORMATION, INC.




                         DATED AS OF DECEMBER 30, 1996


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                            ASSET PURCHASE AGREEMENT



         ASSET PURCHASE AGREEMENT ("Agreement") dated as of December 30, 1996, by and between APACHE Medical Systems, Inc., a Delaware corporation ("Buyer"), Cognizant Corporation, a Delaware corporation ("Cognizant"), and Dun & Bradstreet HealthCare Information, Inc., an Illinois corporation. ("Seller").

         WHEREAS, Cognizant, through the Seller, owns and operates a business line called Health Research Network (the "Business") in Chicago, Illinois, which provides medical information relating to HIV/AIDS through its proprietary database (the "HIV Insight Database"), proprietary software ("Clinical Practice Analyst Software") and proprietary reports ("HIV Insight Report Library" and, together with the HIV Insight Database and the Clinical Practice Analyst Software, the "Proprietary Products");

         WHEREAS, the parties desire to provide for the sale and transfer of certain of the assets of the Business and other covenants and agreements in exchange for cash upon the terms and subject to the conditions set forth herein; and

         WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed and further contemplates the execution and delivery of certain collateral agreements hereinafter described.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                               PURCHASE AND SALE

         1.1. ASSETS SOLD AND PURCHASED. At the Closing on the Closing Date (as such terms are hereinafter defined) Seller shall convey, sell, assign, transfer and deliver to Buyer, free and clear of all liens, claims and encumbrances except as are specifically assumed by Buyer hereunder, all right, title and interest of Seller in and to the following assets of the Business, except to the extent included in Excluded Assets (the "Purchased Assets"):

                 (a) All intellectual property (whether as owner, inventor, employer of an inventor, licensor, licensee or otherwise), including, without limitation, the Proprietary Products (subject to the limitations in Schedule 1.1); the names "Health Research Network", "HRN","HIV Insight" and "Clinical Practice Analyst"; the intellectual property described on Schedule 4.13 hereto; patents or patent applications; trademarks, service marks, trade dress, trade names, corporate names or any registrations or applications to register any of the foregoing; copyrights or copyright registrations; trade





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         secrets or other proprietary rights or any licenses to or from third parties with respect to any of the foregoing (including, without limitation, all computer software, data and documentation and all copies thereof) primarily relating to the Business as now conducted (subject to the assets specifically referred to in Schedule 1.1);

                 (b) All computer equipment and furniture and fixtures described on Schedule 1.1 hereto;

                 (c) All notes or accounts receivable due to Seller except to the extent included in Schedule 1.2;

                 (d) All orders, contracts, commitments and proposals for the sale of the products of the Business listed on Schedule 4.10 hereto, including, without limitation, leases, licenses, conditional sale agreements, guarantees and confidentiality agreements;

                 (e) All permits, franchises, licenses, bonds, approvals, qualifications and the like issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or local and all applications therefor pertaining primarily to the Business or the Purchased Assets, including, without limitation, the intellectual property described on Schedule 4.13 hereto;

                 (f) All books and records primarily related to the Business, including, without limitation, all records on finance, operations, legal activities, customers, suppliers, sales and promotional literature, advertising services, correspondence and files;

                 (g)      Any other assets identified on Schedule 1.1; and

                 (h) All causes of action, rights of action and claims relating to the Purchased Assets of the Business against any other person.

         1.2. EXCLUDED ASSETS. Seller shall not sell to Buyer and Buyer shall not purchase from Seller the following assets of the Business (the "Excluded Assets"):

                 (a) All cash and cash equivalent items existing as of the Closing Date;

                 (b) The lease of the real property used by Seller in the operation of the Business located at Suite 300, 224 South Michigan Avenue, Chicago, Illinois (the "Lease"), any insurance policy and any employment agreement;

                 (c) All personal property (whether owned, leased or licensed) not specifically included in the Purchased Assets as described in Section 1.1 above, including, without limitation, computer equipment not described on Schedule 1.1, furniture, office equipment (other than leased equipment) and vehicles;

                 (d) The corporate minute books and stock ledgers of Seller;





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                 (e)      All claims, rights and interests in and to any
         refunds for federal, state or local franchise, income or other taxes or fees of any nature whatsoever relating to the Assets, the Business or the Seller for periods prior to the Closing Date;

                 (f) Any of the employee benefit agreements, plans or arrangements maintained by Seller on behalf of persons employed in the Business;

                 (g) Any right to use the name "The Dun & Bradstreet Corporation", "Dun & Bradstreet", "Cognizant", "IMS", or any part or variation of those names, including the names "Dun", "Bradstreet", "D&B", "IMSIGHT", or any acronym. logo, name, trademark or tradestyle associated with those names; and

                 (h)      Any other asset identified on Schedule 1.2.

         1.3.    ASSUMED LIABILITIES.    On the Closing Date, Buyer shall
assume and agree to pay, perform and discharge all of the liabilities and obligations of Seller relating to the Business which exist as of the Closing or which arise out of events occurring prior to the Closing (except to the extent such obligations and liabilities constitute Excluded Liabilities, as hereinafter defined) in accordance with their terms.

                 All of the foregoing liabilities to be assumed by Buyer hereunder (excepting any Excluded Liabilities) are referred to herein as the "Assumed Liabilities". Buyer will indemnify and hold harmless Seller against any and all liabilities, losses, damages, deficiencies and expenses (including, without limitation, the reasonable fees and expenses of counsel) resulting from any and all of the Assumed Liabilities.

         1.4. EXCLUDED LIABILITIES. Except as provided in Section 1.3 hereof, Buyer shall not assume, nor in any way become liable for, any liabilities or obligations of Seller or of the Business, of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, whether known or unknown. Specifically, but without limiting the foregoing, Buyer shall not assume or be liable for the following debts, liabilities and obligations (the "Excluded Liabilities"):

                 (a) Any liability of the Business relating to its accounts payable (other than bonuses which are addressed below) accrued prior to the Closing Date;

                 (b) To the extent accrued or relating to claims occurring prior to the Closing Date and as more specifically provided for in
         Section 6.1 any wages, vacation and other fringe benefits and all costs and benefits provided under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, except as provided in (h) below, incentive, severance pay, group insurance or other similar employee plans or arrangements, or under any policies, handbooks, or custom or practice, or any employment arrangements, whether express or implied, applicable to any of the employees of the Business (the "Employee Plans");





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                 (c)      As relating to any Purchased Asset, any liability or
         obligation of Seller arising out of unlawful violation or infringement of any intellectual property right, or breach of confidentiality of patient data, of any person or entity occurring on or prior to the Closing Date (excluding, however, any liability or obligation arising out of any claim by the Center for Disease Control ("CDC"), physicians who have provided data ("Physicians"), or patients whose data is in the HIV Insight Database ("Patients") regarding ownership of the HIV Insight Database or any data included therein which liability and obligation shall be assumed by the Buyer);

                 (d) Any liability relating to any tax which may be imposed on Seller or assessable with respect to the Business for periods prior to Closing;

                 (e) Any other liability or obligation identified as excluded on Schedule 1.4;

                 (f) Any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

                 (g)      Any liabilities relating to the Excluded Assets; and

                 (h) Liabilities for the bonus payable to Diane Aschman upon consummation of the sale hereunder in excess of $35,000 in the aggregate (i.e., Buyer shall assume up to $35,000 of such bonus).



                                  ARTICLE II.

                           PURCHASE PRICE; ALLOCATION

         2.1. CONSIDERATION PAYABLE AT THE CLOSING. In reliance on the representations and warranties of Seller and Cognizant contained herein, and on the terms and subject to the conditions of this Agreement, Buyer, in consideration for the transfer and delivery to it of the Purchased Assets, the Seller's payment of rent on the Leased Space (as hereinafter defined) and the non-competition and confidentiality provisions, as provided herein, will, in addition to the assumption of the Assumed Liabilities set forth in Section 1.3 above, provide consideration to Seller at Closing of $1,565,000 in cash, payable by wire transfer of funds, (the "Purchase Price").

         2.2. ALLOCATION OF PURCHASE PRICE. Cognizant and Buyer agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder. Cognizant and Buyer shall, in good faith, seek to reach agreement on such allocation by January





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24, 1997 (provided that Buyer agrees to provide to Seller by January 16, 1997, a proposed allocation). If Cognizant and the Buyer are unable to reach agreement, Cognizant and Buyer, at their shared expense, shall retain an independent nationally recognized big six accounting firm to settle any dispute between Cognizant and Buyer regarding the allocations prior to the date upon which either party is required to file any 1060 Forms (as defined below). Cognizant and Buyer agree to act in accordance with the computations and allocations contained in the allocation in any relevant tax returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local and state law ("1060 Forms") and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

                                  ARTICLE III.

                                    CLOSING

         3.1. CLOSING. Subject to the terms and conditions of this Agreement, consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gardner, Carton & Douglas, on December 30, 1996 (the "Closing Date"), or at such other time, date and place as the parties shall mutually agree. In the event of any postponement thereof, all references in this Agreement to the Closing Date shall be deemed to refer to the time and to the date to which the Closing Date shall have been so postponed.

         3.2. METHOD OF PAYMENT ASSUMPTION AGREEMENT. Buyer shall make the cash payment to Seller at Closing by delivery of a bank wire transfer of immediately available funds to a bank account designated by Cognizant prior to Closing. Buyer shall deliver to Cognizant an undertaking and assumption, in form reasonably satisfactory to Cognizant's counsel, pursuant to which the Buyer will assume and agree to discharge the Assumed Liabilities.

         3.3. INSTRUMENTS OF CONVEYANCE AND TRANSFER. At the Closing, Seller shall deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form reasonably satisfactory to Buyer's counsel as shall be effective to vest in Buyer good and marketable title to the Purchased Assets, free and clear of all liens, claims and encumbrances. Seller shall take all such steps as may be required to put Buyer in actual possession and control of the Purchased Assets and the Business as of the Closing.


                                  ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES OF COGNIZANT AND SELLER

         Cognizant and Seller hereby represent and warrant as follows:

         4.1. ORGANIZATION; GOOD STANDING; QUALIFICATION; STATUS OF HRN. Each of Cognizant and Seller are duly organized and validly existing in good standing under the laws of the State of Delaware and Illinois respectively. Each of Cognizant and Seller has full power and authority to conduct its business as it is now being conducted and is duly qualified to do business





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in each jurisdiction in which the nature of property owned or leased, or the nature of the business conducted by it requires such qualification. HRN is a division of Seller and does not constitute a separate legal entity.

         4.2. AUTHORIZATION; VALID AND BINDING NATURE. Each of Cognizant and Seller has full power and authority to execute, deliver and perform this Agreement and all other agreements and transactions contemplated herein and has taken all corporate actions required by law and its charter or bylaws to authorize the execution and delivery of this Agreement and all other agreements and transactions contemplated herein and to consummate the transactions contemplated hereby and thereby. This Agreement and all other documents and agreements contemplated herein constitute the valid and binding agreements of each of Cognizant and Seller enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         4.3. NO VIOLATION. The execution and delivery of this Agreement and all other documents and agreements contemplated herein and the consummation of the transactions contemplated hereby and thereby will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of any obligation relating to the Business or the Purchased Assets, or result in the creation of any lien, claim or encumbrance thereon, under

         (i)any applicable law, rule or regulation of any governmental body having jurisdiction,

         (ii)Cognizant or Seller's charter or bylaws,

         (iii)any agreement to which Cognizant or Seller is a party or by which it may be bound, or

         (iv)any order, judgment, or decree applicable to it.

         Except in the cases of clauses (i),(iii) and (iv), to the extent any such events would not, individually or in the aggregate, reasonably be expected to have material adverse effect on the business, properties or financial condition of the Business, taken as a whole ("Material Adverse Effect") and except to the extent the consent of a third party is required to assign such agreement where the required consent has been disclosed to Buyer in writing.

         4.4. TITLE AND CONDITION OF ASSETS. Seller has good and marketable title to the Purchased Assets, free and clear of all liens, claims or encumbrances of any nature except for liens, claims and encumbrances disclosed on Schedule 4.4. At the Closing, Seller shall deliver the Purchased Assets to Buyer free and clear of all liens, claims and encumbrances except as expressly agreed to by Buyer.

         4.5. FINANCIAL STATEMENTS. The balance sheet, income statement, and the attachments thereto relating to the Business for fiscal years 1994 and 1995 and a balance sheet for September





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30, 1996, which are attached as Schedule 4.5 and made a part hereof
(collectively, the "Financial Information"):

                 (a) are derived from the books of account and records of the Business; and

                 (b) fairly present, in all material respects, the financial condition and the results of operations of the Business at and for the period specified therein.



         4.6. ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 4.6, since September 30, 1996, there has not been, at any time, any:

                 (a) transaction by Cognizant or Seller relating to the Business, including, without limitation, the amendment or termination of any contract, agreement or license material to the conduct of the Business, except in the ordinary course of the Business;

                 (b) sale, assignment, transfer or abandonment of any patent, trademark, trade name, copyright, license or other intangible asset; nor any sale, assignment, transfer or abandonment of any other asset other than in the ordinary course of the Business for fair value;

                 (c) damage, destruction or loss, whether or not covered by insurance, which materially and adversely affects the assets or business of the Business; or

                 (d) a Material, Adverse Effect nor has the Seller made any distribution in kind of any assets of the Business other than Excluded Assets.

         4.7. TAX MATTERS. All federal, state, local and foreign tax returns and reports with respect to Cognizant, Seller or the Business required by law to be filed have been duly filed (except those under valid extension), and all federal, state, local, foreign and any other taxes, assessments, fees and other governmental charges with respect to the employees, properties, assets, income or franchises of Cognizant, Seller or the Business, shown on such returns and reports to be due and payable, or which are otherwise due and payable, have been paid (unless being contested in good faith).

         4.8. RIGHTS OF THIRD PARTIES. Other than as disclosed on Schedule 4.8, Cognizant and Seller have not entered into any leases, licenses or other agreements, recorded or unrecorded, granting rights to third parties in any personal property of the Business, and no person or entity has, to the knowledge of Cognizant and Seller, asserted or threatened to assert any right to possession of any of the property of the Business.

         4.9. FORMS. The forms of all contracts executed in consideration for services and/or products provided or to be provided by the Business are in compliance in all material respects with all federal, state and local laws, orders and regulations.





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         4.10.   CONTRACTS.  Set forth on Schedule 4.10 are all written
contracts, agreements, commitments or understandings of Seller relating to the Business which provide for annual expenditures or revenues by the Seller of more than $5,000 (excluding the Lease and Physician Site Contracts (as defined below) third-party software license and maintenance agreements and the distribution agreement with IMS) (collectively, "Material Contracts"). Each Material Contract which requires the consent of any party to its assignment in connection with the transactions contemplated hereby is appropriately identified as such. Seller is not a party to any executory Material Contract relating to the Business in which any of the parties thereto is in breach or default. All such Material Contracts are valid, legally binding and enforceable.

         4.11    INTENTIONALLY BLANK.



         4.12. CUSTOMERS. To the knowledge of Cognizant and Seller, the Seller has overall good relations with its customers and neither Cognizant nor Seller has reason to believe that such relations will in the foreseeable future deteriorate or suffer any changes which would be reasonably be expected to have a Material Adverse Effect.

         4.13. PROPRIETARY RIGHTS. Except as set forth on Schedule 4.13 and the Excluded Assets, there are no patents or patent applications; registered trademarks, service marks, trade dress, trade names, corporate names or any applications to register any of the foregoing; copyrights or copyright registrations; computer software, or trade secrets or any licenses to or from third parties with respect to the foregoing (including, without limitation, the Proprietary Assets and all other computer software, data and documentation and all copies thereof) relating to the Business as now conducted. Except as indicated on Schedule 4.13, and other than any claims by the CDC, Patients, or Physicians, in or to the HIV Insight Database or any data included therein, Seller owns and possesses all right, title and interest in and to the proprietary rights set forth therein or has licenses from third parties with respect thereto. Except as set forth on Schedule 4.13, Cognizant and Seller have not received nor, to the knowledge of Seller, been threatened with any notices of infringement or misappropriation from any third party with respect to the proprietary rights which are listed thereon. To the knowledge of Seller, it has not infringed nor is it currently infringing on the proprietary rights of any person.

         4.14. PHYSICIAN SITE CONTRACTS. An accurate and complete list of the existing contracts between Seller and physician sites is attached as
Schedule 4.14 (the "Physician Site Contracts"). Any Untransferred Physician Site Contracts as of the date hereof (as hereinafter defined in Section 6.3) are indicated on such Schedule. All Physician Site Contracts are included in the Purchased Assets as described in Section 1.1 hereof.

         4.15. HIV INSIGHT DATABASE. To Cognizant and Seller's knowledge, the information and data provided to Buyer under the terms hereof is, in all material respects, the complete and accurate information and data currently utilized by Cognizant and Seller in connection with the HIV Insight Database and the operation of the Business (the "Data"). The Data purchased by Buyer hereunder includes the entire HIV Insight Database. An accurate and complete description of the HIV Insight Database is attached as Schedule 4.15.








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         4.16.   THIRD PARTY SOFTWARE.  An accurate and complete list of all third party software necessary to run the Clinical Practice Analyst Software is attached as Schedule 4.16 (the "Third Party Software"). All Third Party Software and respective licenses are included in the Purchased Assets as described in Section 1.1 hereof.

         4.17.   PURCHASED ASSETS NOT IN PUBLIC DOMAIN.   To Seller's and
Cognizant's knowledge, except as described in Schedule 4.17, the data in the HIV Insight Database and the Clinical Practice Analyst have not entered the public domain.

         4.18    INTENTIONALLY BLANK

         4.19. DEFAULT. Cognizant and Seller are not in default under, nor has any event occurred which, with the lapse of time or action by a third party, would constitute in a default under

         (i) any outstanding note, indenture, mortgage, contract or agreement relating to the Business by which it is bound, or

         (ii)under any provision of the charter or bylaws of Seller except for breaches in the case of clause (i) which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Subject to obtaining the consents of third parties, where such required consents have been disclosed to Buyer in writing, the execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in the breach of, modification of, acceleration of, or constitute a default under the charter or bylaws of Cognizant and Seller, any law, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal or any contract, note, mortgage, security agreement, agreement or instrument affecting the Purchased Assets.

         4.20. LITIGATION. No action or proceeding before any court or governmental body is pending or, to the knowledge of Cognizant or Seller, threatened against Cognizant, Seller or the Business wherein a judgment, decree or order would resonably expected to have a Material Adverse Effect or would prevent the carrying out of this Agreement, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or require Cognizant, Seller or Buyer to divest itself of any of the Purchased Assets.

         4.21. COURT ORDERS AND DECREES. There is no outstanding or, to Cognizant or the Seller's knowledge, threatened order, writ, injunction or decree of material nature of any court, governmental agency or arbitration tribunal against or affecting the Business, the Purchased Assets or this transaction.

         4.22. LEGAL AND REGULATORY COMPLIANCE. Other than an audit required by the Center for Disease Control, with respect to the Business and the Purchased Assets, Seller is in compliance with all applicable laws, regulations and administrative orders of the United States or any state, county, municipality or of any subdivision thereof to which the Business or the Purchased Assets may be subject except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.



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         4.23.   LICENSES AND CONTINUATION OF BUSINESS.  Seller has and is in
possession of all licenses, permits, consents, approvals and authorizations under all applicable laws, regulations, rules and ordinances as may be necessary, appropriate or convenient to enable Seller to own and operate the Business and to continue to conduct the Business under the name now being used except where the failure to possess such a license, permit, consent, approval or authorization would not reasonably be expected to have a Material Adverse Effect.

         4.24. LIABILITIES. To the knowledge of Cognizant of Seller other than as disclosed herein (including the Schedules hereto) there are no liabilities of the Business that are required pursuant to FASB Statement No. 5 (Accounting for Contingencies) to be included in the financial statements of the Business or a footnote thereto.

         4.25 LIABILITIES Other than (i) as disclosed herein (including the Schedules hereto), (ii) liabilities or obligations arising in the ordinary course of business since September 30, 1996, and (iii) liabilities or obligations arising under contracts and agreements entered into by the Seller in the ordinary course of business, there are no liabilities of the business of any kind arising from events occurring on or prior to the Closing Date or existing on or prior to the Closing Date.

                                   ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         5.1. ORGANIZATION; GOOD STANDING. Buyer is duly organized and validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted.

         5.2. AUTHORIZATION; VALID AND BINDING NATURE. Buyer has full power and authority to execute, deliver and perform this Agreement and all other agreements and transactions contemplated herein and has taken all actions required by law, its charter or bylaws or otherwise, to authorize the execution and delivery of this Agreement and all other agreements and transactions contemplated herein and to consummate the transactions contemplated hereby and thereby. This Agreement and all other documents and agreements contemplated herein constitute the valid and binding agreements of Buyer, enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         5.3. LITIGATION. No action or proceeding before any court or governmental body is pending or, to the knowledge of Buyer, threatened against Buyer wherein a judgment, decree or order would prevent the carrying out of this Agreement, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.





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                                  ARTICLE VI.

                                   COVENANTS

         6.1.    NON-COMPETITION.

                 (a) Other than as agreed by APACHE in writing and other than pursuant to the IMS marketing agreement, for a period ending the earlier of (i) two years from the Closing and (ii) the termination or nonrenewal by APACHE of the IMS marketing agreement (the "Non-Compete Period"), Cognizant shall not, and Cognizant shall procure that each corporation, partnership or other entity in which Cognizant owns, directly or indirectly through one or more intermediaries, shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity ("Cognizant Entity"), shall not, develop or market products which are derived from a data source providing solely longitudinal HIV/AIDS clinical patient data collected within the United States ("Competitive Products").

                 (b) Notwithstanding (a) above, nothing herein shall prohibit Cognizant or any Cognizant Entity from acquiring any Person (an "Acquired Person") which conducts a business which develops or markets a Competitive Product (a "Competitive Business") provided that such Acquired Person derived less than 33% of its revenue from the Competing Business during the 12 month period immediately prior to the acquisition thereof and nothing herein shall prohibit such Acquired Person from continuing to engage in the Competitive Business.

                          (c) If a court of competent jurisdiction finally holds that the time, territory or any other provision set forth in this Section constitutes an unreasonable restriction, such provision shall not be rendered void, but shall apply as to such time, territory or to such other extent as such court may determine constitutes a reasonable restriction. Cognizant acknowledges that the restrictions set forth in this Section 6.1 are reasonable and necessary to protect the legitimate interests of Buyer and that any breach of the terms, conditions or covenants set forth herein (a) may be competitively unfair and may cause irreparable damage to the Buyer because of the special, unique, unusual and extraordinary character of the Business and the Buyer's recovery of damages at law may not be an adequate remedy. Accordingly, Cognizant agrees that for any breach of the terms, covenants or agreements set forth in this Section 6.1, a restraining order or injunction or both may be issued against Cognizant, in addition to any other rights or remedies the Buyer may have. Cognizant acknowledges that Buyer shall be entitled to an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate.

                 (d) During the Non-Compete Period, Cognizant will not solicit to employ any employee of the Business, as of December 1, 1996, so long as they are employed by the

         Buyer.   Nothing herein shall prohibit Cognizant from any
         advertisement or general solicitation (or any hiring pursuant thereto).



         6.2. CONFIDENTIALITY. Cognizant and Seller shall not use for its own benefit or divulge or convey to any third party the terms of the IMS Agreement while such agreement is in effect, the terms of the CDC Cooperative Agreement, the HIV Insight Database, the Clinical Practice Analyst software, the list of physicians who have entered into the Physician Site Contracts. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as Seller directly or indirectly has not caused such information to enter the public domain. Seller agrees to deliver to Buyer as soon as practicable after the Closing all copies of the HIV Insight Database, the Clinical Practice Analyst Software (to the extent not installed in a Physician Site) and the list of physicians who have entered into the Physician Site Contracts which Cognizant or Seller may then possess or have under its control.

         6.3. PHYSICIAN SITE CONTRACTS. Subsequent to the Closing Date, Seller will act as Buyer's agent to secure for Buyer the benefit of any Physician Site Contracts which have not been assigned to Buyer or replaced by a similar contract between Buyer and the physician site formerly a party to such Physician Site Contract (the "Untransferred Physician Site Contracts"). Seller agrees to use good faith and reasonable commercial efforts (which shall not require the expenditure of funds) to cause an assignment to Buyer of any Untransferred Physician Site Contracts or the other part thereto, to enter into a replacement contract between Buyer and each physician site which is a party to an Untransferred Physician Site Contract.

         6.4. RENT DUE UNDER LEASE OF REAL PROPERTY. Subject to the terms of the Use and Occupancy Agreement (as defined below), Seller agrees to make rent payments on behalf of Buyer, including all pass-through expenses (on a triple net basis) on the leased real property located at Suite 300, 224 South Michigan Avenue, Chicago, Illinois (the "Leased Space") through December 31, 1997. Notwithstanding the foregoing, Seller may, upon 60 days written notice, request that Buyer relocate, provided that in such event Seller is obligated to pay Buyer the reasonable costs of relocation and the lesser of (a) $5,000 per month, or (b) the actual monthly rent due on the new space, including all pass-through expenses (on a triple net basis) charged to Seller through December 31, 1997. Seller will use reasonable commercial efforts (which shall not require the expenditure of funds) to obtain any and all consents required by the lessor of the Leased Space to allow Buyer to occupy such space and to operate the Business thereon through December 31, 1997. Seller is not obligated to make the payments described in this paragraph relating to space occupied by Buyer outside of the Chicago metropolitan area if prior to December 31, 1997 Buyer relocates the Business to a site outside of the Chicago metropolitan area.

         6.5. USE OF "HEALTH RESEARCH NETWORK" AND "HRN". Each of Cognizant and Seller agrees not to use, in any manner, the names "Health Research Network", "HRN", "HIV Manager", "HIV Insight", or "Clinical Practice Analyst" or any similar name. Notwithstanding the foregoing, nothing herein shall affect Cognizant's right to use the name "IMSIGHT" in connection with any product or service.

         6.6. CONSENTS AND APPROVALS. In addition to its obligations pursuant to Section 6.3 above, Seller agrees to use good faith and reasonable commercial efforts to cause an assignment to Buyer of the CDC Cooperative Agreement. Buyer, Cognizant and Seller shall each use reasonable commercial efforts (which shall not require the expenditure of funds) to obtain all other consents, approvals, amendments and agreements required in order to duly and validly carry out the transactions contemplated by this Agreement and to satisfy the conditions precedent herein and to do all other things necessary in order to make effective the transactions contemplated herein. Each party agrees to cooperate with the other in their respective efforts with respect to this Section 6.6.

                 6.7. EMPLOYEE PLANS. Seller shall remain obligated to pay and shall pay all wages, salaries, benefits and/or the monetary equivalent of benefits, including but not limited to the employer portion of FICA payments, vacation pay, severance pay, bonuses, commissions, pensions, personal leave pay and sick leave, accrued by employees of the Business to which they are entitled by law, rule or regulation or under the employment practices, policies or procedures of the Business. Seller shall also remain responsible for the payment of all health insurance, pension, worker's compensation, unemployment compensation and disability claims which relate to periods of employment with the Business, as well as all payments under Employee Plans related to the Business, relating to the service of employees of the Business.

          6.8. FURTHER ASSURANCES. Cognizant and Seller hereby covenants and agrees that from time to time at the request of Buyer, and without further consideration, to execute and deliver such additional instruments and to take such other action as Buyer reasonably may require to convey, assign, transfer and deliver the Purchased Assets of the Business and to otherwise to carry out the terms of the Agreement Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any consent or approval required for assignment of agreements is not obtained with respect to any contract, lease, license or agreement as contemplated above, this Agreement shall not constitute an assignment or an attempted assignment thereof In each such case, Cognizant agrees to cooperate with Buyer in any reasonable arrangement designed to (i) provide for Buyer the benefits under any such contract, lease, license or agreement, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party or otherwise and (ii) insure performance by Buyer of Cognizant and Seller's obligations thereunder to the extent Buyer receives such benefits. Until the CDC Cooperative Agreement is transferred to Buyer, Cognizant and Seller shall cooperate with Buyer to maintain the CDC Cooperative Agreement for the benefit of the Buyer. Buyer shall perform the obligations of the CDC Cooperative Agreement and Cognizant and Seller shall forward all funding under the CDC Cooperative Agreement to Buyer.

         6.9 REVENUE RECOGNITION POLICY. Seller shall and Cognizant will cause Seller to continue its normal revenue recognition policy (i.e., revenue is not recognized until delivery of reports to IMS).

         6.10    FINANCIAL RECORDS AND INFORMATION.

After the Closing, upon reasonable written notice, the Buyer, on the one hand, and the Seller and Cognizant, on the other hand, shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, such information and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, government audits, the preparation and filing of any tax returns, or the defense of any tax claim or assessment or filings made with other government entities. Each party shall reimburse the other party for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.10 promptly upon receipt of statements therefor. Neither party shall be required by this Section 6.10 to take any action that would unreasonably interfere with the conduct of its business or unreasonable disrupt its normal operations.

         6.11     BENEFIT PLANs

a) Buyer shall make offers of employment to all employees of the Seller primarily engaged in the Business listed upon Schedule 6.11 on the same terms (including salary, job responsibility and location) as immediately prior to Closing. Those employees who accept Buyer's offer of employment shall be "Transferred Employees"("TE"). Effective as of the Closing Date, all Transferred Employees shall cease participation in all Cognizant Benefit Plans.

         (b) No assets and liabilities shall be transferred in respect of employees of the Seller primarily involved in the Business who participate in the Master Retirement Plan of the Dun & Bradstreet Corporation (or successor Cognizant plan), and benefits accrued under such plan shall be in accordance with the terms of such plans.

         (c) The Buyer shall cause each TE to be given credit for all service prior to the Closing Date with Cognizant, the Seller(and The Dun & Bradstreet Corporation) and their affiliates (to the extent taken into account under similar plans, programs and arrangements in effect immediately prior to the Closing Date) under each type of employee benefit plan (including, without limitation, any severance plan), program and arrangement maintained for his or her benefit on or after the Closing Date.

         (d) Cognizant and Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each TE with respect to claims incurred by such employees or their covered dependents prior to the Closing Date. For purposes of this paragraph, a medical claim shall be deemed incurred when the services that are the subject of such claim are performed. Claims incurred by any TE under any applicable workers' compensation legislation shall if incurred prior to the Closing Date, be the sole responsibility and liability of Cognizant and the Seller. Seller and Cognizant shall be responsible for all legally mandated continuation of health care coverage for any former TE and their covered dependents who participated in a plan maintained by HRN or the Seller and who had or have a loss of health care coverage due to a qualifying event occurring prior to Closing Date. Legally mandated health care coverage to which a former TE is entitled as a result of a qualifying event occurring on or after the Closing Date shall be the responsibility of the Buyer.

         (i) As of the later of the Closing Date or the date on which the Cognizant Savings Plan (the "Cognizant 401(k) Plan") receives a transfer of assets and liabilities in respect of the TE, (the "Transfer Date"), Cognizant shall (A) cause the trustee of the Cognizant 401(k) Plan to segregate, in accordance with the spin-off provisions set forth under Section 414(l) of the Code, the assets of the Cognizant 401(k) Plan representing the full account balances of TEs who participate therein ("Participants") for all periods of participation through the Closing Date (including, as applicable, all employee and employer contributions attributable thereto); (B) make all required filings and submissions to appropriate Governmental Entities; and (C) make all required amendments to the D&B 401(k) Plan and related trust agreement necessary to provide for such segregation and the distribution or transfer of assets described in this Section 6.10. The Cognizant 401(k) Plan shall be amended to provide that contributions thereto with respect to the Participants for periods after the Closing Date shall cease as of the Closing Date. Prior to the Transfer Date, the Buyer shall give Cognizant written notice of the name of the trustee of a qualified 401(k) plan (the "Buyer 401(k) Plan") it designates to receive a transfer of assets and liabilities from the Cognizant 401(k) Plan accompanied by a copy of the most recent favorable determination letter for such plan received by the Buyer and (y) make all required filings and submissions to appropriate governmental entities.

         (ii) To the extent permitted under the applicable plan, prior to the Closing Date, each Participant shall be offered an election (the "Cognizant 401(k) Election") to (A) receive a distribution of such Participant's account balance (or cause the trustee of the Cognizant 401(k) Plan to make a direct rollover to an eligible retirement plan (as defined in Code Section 402(c)(8)) trustee or custodian designated by the Participant pursuant to the terms of the Cognizant 401(k) Plan); (B) direct the trustee of the Cognizant 401(k) Plan to transfer assets and liabilities equal to such account balance to the Buyer 401(k) Plan if Participant is a full time employee of APACHE; or (C) cause his or her account balance to remain in the Cognizant 401(k) Plan. If the Participant elects to have his or her account balance distributed or rolled over, such account balance shall be distributed or rolled over after the Transfer Date, in accordance with the terms of the Cognizant 401(k) Plan. As soon as practicable after the Transfer date, Cognizant shall cause the trustee of the Cognizant 401(k) Plan to transfer in cash, in notes held by the Cognizant 401(k) Plan in respect of participant loans, or in the form of guaranteed insurance contracts, the full account balance of each participant who has elected to cause the trustee to transfer his or her account balance to the Buyer 401(k) Plan (the "Transfer Participants") which account balance shall have been credited with appropriate earnings or losses, if any, attributable to the period ending on the close of business of the last day of the month preceding the Transfer Date, reduced by any benefit or withdrawal payments in respect of the Transfer Participant prior to the Transfer Date, to the trustee of the Buyer 401(k) Plan. In consideration of the transfer of assets hereunder, the Buyer shall cause the trustee of the Buyer 401(k) Plan to assume the corresponding liabilities for benefits of the Transfer Participant for whom assets were transferred. For a Participant who elects to cause his or her account balance to remain with the Cognizant 401(k) Plan, such balance shall remain in such plan subject to the terms thereof. Each of the parties hereto shall pay its own expenses in connection with any transfer of assets and liabilities hereunder.

         (iii)Cognizant retains the right to modify the terms of the Cognizant 401(k) Election described in Section 6.11(g)(ii) for Participants whose account balances are $3500 or less.



         (e) With respect to any welfare benefit plans maintained for the benefit of TE's on and after the Closing Date, the Buyer shall cause there to be waived any pre-existing condition limitations.

         (f) Buyer shall immediately following the Closing, pay the bonus referred to in Section 1.4(h) as being assumed by Buyer.

         6.12 PUBLICITY. Prior to the Closing and for a period of six (6) months following the Closing, each party shall consult with and obtain the consent of the other before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated by the Agreement, unless, in the reasonable judgment of counsel to the party issuing the release or making the disclosure, the release or disclosure is required to discharge its disclosure obligations (in which case it shall consult with the other party before issuing the release or making the disclosure) under applicable law or the rules of any national securities exchanges on which such party's securities are listed.


                                  ARTICLE VII.

        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COGNIZANT AND SELLER

         All obligations of Cognizant and Seller under this Agreement are subject to the performance, at or prior to Closing, of the following conditions, unless expressly waived in writing by Cognizant and Seller at or prior to Closing:

         7.1. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by Buyer in this Agreement or in any related Schedule, Exhibit, certificate or document shall be true in all material respects as of the date of this Agreement and on the Closing Date except that those representations and warranties which are made as of a specific date shall be true only as of such date

         7.2. COMPLIANCE WITH THIS AGREEMENT. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it to the extent required hereunder on the Closing Date.

         7.3. CLOSING CERTIFICATE. Seller shall have received a certificate from Buyer dated the Closing Date, certifying that the conditions specified in Sections 7.1 and 7.2 hereof have been fulfilled.

         7.4. NO LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         7.5. CONSENTS AND APPROVALS. All material consents, approvals, amendments and agreements required of Buyer to duly and validly carry out the transactions contemplated by this Agreement shall have been obtained.

         7.6. INSTRUMENTS OF TRANSFER, ETC. Buyer shall have duly executed and delivered to Seller all closing documents, instruments and certificates, including an undertaking, and assumption agreement, as shall have been reasonably and customarily requested.

         7.7 USE AND OCCUPANCY AGREEMENT. Buyer shall have executed a Use and Occupancy Agreement substantially in the form attached hereto (the "Use and Occupancy Agreement").

         7.8 IMS AGREEMENT. Buyer shall have entered into the Marketing Agreement (as defined under Section 8.6) with IMS on mutually acceptable terms for the sale by IMS of HIV Insight products through December 31, 1997.

                                 ARTICLE VIII.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         All obligations of Buyer under this Agreement are subject to the performance, at or prior to Closing, of the following conditions, unless expressly waived in writing by Buyer at or prior to Closing:

         8.1. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by Cognizant in this Agreement or in any related Schedule, Exhibit, certificate or document shall be true as of the date of this Agreement and on the Closing Date except that those representations and warranties which are made as of a specific date shall be true in all material respects only as of such date and those representations and warranties that are qualified by materiality shall be true.

         8.2. COMPLIANCE WITH THIS AGREEMENT. Each of Cognizant and Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it to the extent required hereunder on the Closing Date.

         8.3. CLOSING CERTIFICATE. Buyer shall have received a certificate from Seller dated the Closing Date, certifying in such detail as Buyer may reasonably request that the conditions specified in Sections 8.1 and 8.2 and
8.8 hereof have been fulfilled.

         8.4. PHYSICIAN SITE CONTRACTS. At least twelve (12) of the Physician Site Contracts, including at least six (6) HOPS sites, shall have been assigned to Buyer or shall have been replaced with a similar contract between Buyer and the physician site formerly a party to such Physician Site Contract.

         8.5. THIRD PARTY SOFTWARE CONTRACTS. All Third Party Software Contracts and or Licenses as described in Section 4.16, shall have been assigned to Buyer (subject to Buyer's, Agreement to be bound by the terms thereof).

         8.6. IMS AGREEMENT. IMS shall have entered into a written agreement (the "Marketing Agreement") with Buyer on mutually acceptable terms for the sale by IMS of Buyer's HIV Insight products for the period through December 31, 1997.

         8.7. NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         8.8. CONSENTS AND APPROVALS. All material consents, approvals, amendments and agreements required of Seller to duly and validly carry out the transactions contemplated by this Agreement shall have been obtained (excluding consents to assign any Physician Site Contracts which are addressed by Section 8.4) provided that the consent of the landlord to the Use and Occupy Agreement (and Buyer's occupancy thereunder) and the consent of the Center for Disease Control for the assignment of contracts with it shall not be conditions to Buyer's obligations hereunder.

         8.9. INSTRUMENTS OF TRANSFER, ETC. Seller shall have duly executed and delivered to Buyer all documents and instruments necessary or desirable to transfer the Purchased Assets to Buyer and such other closing documents, instruments and certificates as shall have been reasonably and customarily requested.

         8.10. USE AND OCCUPANCY AGREEMENT. The Seller shall have executed a Use and Occupancy Agreement substantially in the form attached hereto.

                                  ARTICLE IX.

     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

         9.1. NATURE OF REPRESENTATIONS. The contents of all schedules and the certificates delivered or executed pursuant to this Agreement shall, in addition to the representations and warranties contained in this Agreement, be deemed representations and warranties by Cognizant, Seller or Buyer.

         9.2. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of the parties contained in this Agreement or made in connection with this transaction shall survive the Closing, where practicable, and any investigation by the parties with respect thereto. However, a party shall have no liability under this Agreement (other than under those provisions of this Agreement requiring performance of an obligation after the Closing) for breach of warranty or agreement, or misrepresentation, unless a claim therefor is asserted by the other party in a written notice delivered prior to the second anniversary following the Closing. Any notice of such claim shall set forth with particularity the representations, warranties, and agreements with respect to which the claim is made, the facts giving rise to and the alleged basis for the claim and the amount of liability asserted by reason of the claim.

         9.3. INDEMNIFICATION OF BUYER. Cognizant and Seller shall indemnify, defend and hold Buyer harmless from and against any and all damages, losses, liabilities, claims and expenses arising out of:

                 (a) The breach of or any inaccuracy of any representation or warranty that survives the Closing and the nonfulfillment of any covenant or agreement made by Cognizant or Seller in this Agreement or any other agreement furnished to Buyer pursuant to this Agreement, and any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including reasonable attorney's fees) incurred by Buyer resulting therefrom provided that Cognizant's and Seller's liability for the foregoing (other than with respect to Sections 4.24 and 4.25) shall be limited to $750,000, in the aggregate, provided further that to the extent Cognizant's and Seller's liability relates to the representation and warranties in Sections 4.4, 4.13, 4.15 and 4.17 herein and the covenants and agreements under Sections 6.1 and 6.2 herein, the limitation on Cognizant's and Seller's liability shall be increased by the lesser of (i) an additional $750,000, in the aggregate, and (ii) the aggregate amount of liability pursuant to the foregoing sections; and

                 (b) Any Excluded Liabilities, provided that the indemnification pursuant to this Sub-Section shall not be exclusive of any other remedies available at law.

         9.4. INDEMNIFICATION OF SELLER. Buyer shall indemnify, defend and hold Cognizant and Seller harmless from and against any and all damages, losses, liabilities, claims and expenses arising out of:

                 (a) The breach of or any inaccuracy of any representation or warranty that survives the Closing and the nonfulfillment of any covenant or agreement made by Buyer in this Agreement and any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including reasonable attorney's fees) incurred by Buyer resulting therefrom or any other agreement furnished to Cognizant pursuant to this Agreement, provided that Buyer's liability for the foregoing shall be limited to $750,000, in the aggregate; and

                  (b) Any Assumed Liabilities or the use of the Purchased Assets, provided that after the Closing Date, the indemnification pursuant to this Sub-Section shall not be exclusive of any other remedies available at law.

         9.5      DETERMINATION OF DAMAGES AND RELATED MATTERS

         (a) In calculating any amounts payable to either party under Sections
         9.3 and 9.4: (i) the indemnifying party shall receive credit for any reduction in the indemnified party's tax liability as a result of the facts giving rise to the claim for indemnification and any insurance recoveries by the indemnified party; (ii) any payments shall be deemed an increase or decrease, as the case may be, in the Purchase Price., and (iii) no amount shall be included for the indemnified party's special or consequential damages.

                 (b) EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HAS MADE OR SHALL HAVE LIABILITY FOR ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS.

                 (c) Neither the Buyer, on the one hand, nor Cognizant and Seller, on the other hand, shall have liability to the other under this Agreement or otherwise for breach of warranty or agreement, or misrepresentation, unless, and only to the extent that, the aggregate amount of the losses, liabilities, damages and expenses of that party from all claims under this Agreement or otherwise for breach of warranty or agreement, and misrepresentation, (other than of Sections
         4.24 and 4.25) exceeds $35,000. Cognizant and Seller shall have no liability to Buyer under this Agreement or otherwise for a breach or inaccuracy of the representation and warranty set forth in Section
         4.25 unless, and only to the extent that, the aggregate amount of the losses, liabilities, damages and expenses of the Buyer for breach of such representation or warranty exceeds the sum of $1,500,000 plus the amount of any recovery by Buyer under Section 9.3 hereof for a breach or inaccuracy of any representation or warranty other than in Section 4.25, where such recovery is from the same underlying facts or events. Cognizant and Seller shall not have liability to Buyer under this Agreement or otherwise for a breach or inaccuracy of the representation and warranty set forth in Section 4.24 unless, and only to the extent that, the aggregate amount of the losses, liabilities, damages and expenses of that party from all claims under this Agreement or otherwise for breach of the representation and warranty in Section 4.24, exceeds $50,000.

9.6. DEFENSE OF CLAIMS BY THIRD PARTIES

If any claim is made against a third party that, if sustained, would give rise to a liability of the other party under this Agreement, the party against whom the claim is made shall promptly cause notice of the claim to be delivered to the other party within the time set forth in Section 9.2 and shall afford the other party and its counsel, at the other party's sole expense, the opportunity to defend or settle the claim. The failure to provide the notice referred to above shall not relieve the indemnifying party of liability under this Agreement, except to the extent the indemnifying party has actually been prejudiced by such failure. If any claim is compromised or settled without the consent of the indemnifying party which consent shall not be unreasonably withheld, no liability shall be imposed upon the indemnifying party by reason of the claim which consent shall not be unreasonably withheld.

                                   ARTICLE X.

                                 MISCELLANEOUS

         10.1. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication required or permitted hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery against a signed receipt; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):


                 (a)     If to Buyer:                      APACHE Medical Systems, Inc.
                                                           1650 Tysons Boulevard
                                                           McLean, Virginia  22102
                                                           Attention: Gerald E. Bisbee, Jr.
                                                           Fax No.: (703) 847-1401

                         With a copy to:                   Gardner, Carton & Douglas
                                                           321 N. Clark Street
                                                           Suite 3400
                                                           Chicago, Illinois  60610
                                                           Attention:  Nancy M. Borders
                                                           Fax No:  (312) 644-3381

                 (b)     If to Seller:                     The Cognizant Corporation
                                                           200 Nyala Farms
                                                           Westport, Connecticut  06880
                                                           Attention:  John M. Raveret
                                                           Fax No: (203) 222-4392

                                  With a copy to:                   Cognizant Corporation
                                                                    200 Nyala Farms
                                                                    Westport, Connecticut 06880
                                                                    Attention: Jared T. Finkelstein, Esq.
                                                                    Fax: (203) 222-4268

All such notices and communications shall be deemed upon (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address, or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt via telephone. In the case of notices sent by facsimile transmission, the sender shall contemporaneously dispatch a copy of the notice to the addresses at the address(es) provided for above by an overnight courier service. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

         10.2. AMENDMENTS AND TERMINATION; WAIVER. This Agreement may be amended or modified only by a written instrument executed by the parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         10.3. PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties except for
Section 6.11. Except as provided in the next sentence, nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. The TEs shall be third party beneficiaries of Section 6.11.

         10.4. EXPENSES. Except as provided below in Section 10.5, each party hereto shall pay its own expenses including, without limitation, fees and expenses of any agents, representatives, counsel, auditors, and accountants incidental to the preparation and carrying out of this Agreement. Any sales tax or use taxes payable by reason of the transfer of the Assets hereunder shall be paid by the Buyer.

         10.5. ATTORNEY'S FEES. In the event of any controversy, claim or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach thereof, then the party prevailing in such action shall be entitled to be reimbursed by the non-prevailing party for reasonable attorney's fees and costs associated with any such action. In addition, if any party hereto shall be joined as a party in any judicial, administrative, or other legal proceeding arising from or incidental to any obligation, conduct or action of another party hereto, the party so joined shall be entitled to be reimbursed by the other party for its reasonable attorney's fees and costs associated therewith.

         10.6. BROKERS. The parties agree that neither party has engaged the services of a broker. Cognizant and Seller agrees to indemnify Buyer against any claim by any third person for any commission, brokerage or finder's fee or any other payment based upon any alleged





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agreement or understanding between such third person and Seller, whether expressed or implied. Buyer agrees to indemnify Cognizant and Seller against any claim by any third person for any commission, brokerage or finder's fee or any other payment based upon any alleged agreement or understanding between such third person and Buyer, whether expressed or implied.

         10.7. SPECIFIC PERFORMANCE. The parties hereto agree that damages for breach of the agreements and covenants contained herein will be inadequate and that each of the parties shall be entitled to specific performance or injunctive relief, or both.

         10.8. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws of the State of Delaware, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

         10.9. ENTIRE AGREEMENT. This instrument, including Schedules and Exhibits hereto and documents and agreements referred to herein, embodies the whole agreement of the parties. There are no promises, terms, conditions, or obligations other than those contained herein. All previous negotiations, representations or agreements between the parties, either verbal or written, not contained herein are hereby withdrawn and annulled.

         10.10. SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.11. CAPTIONS; SCHEDULES AND EXHIBITS; COUNTERPARTS. The section and subsection captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated, all references in this Agreement to a particular schedule or exhibit are references to a schedule or exhibit attached hereto, which such schedules and exhibits are made a part hereof. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.12 DEFINITIONS. (a) References to this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

         (b) The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation".

         (c) Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, this Agreement.





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



         (d) Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

         (e) "Knowledge of Cognizant and Seller" shall mean the actual knowledge of John Raveret, Dennis Viellieu Thomas Reepmeyer and the TEs.





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



         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first above written.


                     APACHE MEDICAL SYSTEMS, INC.


                     By:
                          ----------------------------------
                          Name:
                          Title:

                     COGNIZANT CORPORATION


                     By:
                        ------------------------------------
                          Name:
                          Title:



                     DUN & BRADSTREET
                     HEALTHCARE INFORMATION, INC.


                     By:
                          ----------------------------------
                          Name:
                          Title:





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